Exhibit 5.1

[White & Case LLP Letterhead]

October 25, 2012

Dynegy Inc.

601 Travis, Suite 1400

Houston, Texas 77002

Re:	6,084,576 Shares of Common Stock reserved for issuance pursuant to the Dynegy Inc. 2012 Long-Term Incentive Plan

Ladies and Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by Dynegy Inc., a Delaware corporation (the “Company”), in connection with the registration pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of 6,084,576 shares of its Common Stock, $0.01 par value (the “Common Stock”), reserved for issuance pursuant to the Dynegy Inc. 2012 Long-Term Incentive Plan (the “Plan”).

We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.

Based on the foregoing, it is our opinion that the 6,084,576 shares of Common Stock referred to above have been duly authorized by the Company, and when issued as provided under the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

DJ/ST/AM